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Exhibit 10.18

Fiscal Year 2002
Executive Bonus
Plan

Airgas, Inc.

April 2001


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Purpose of this Document
------------------------

The purpose of this document is to allow employees at the Manager level and above at Airgas, Inc. to understand the mechanics, measures, and other design features of the Fiscal Year 2002 Executive Bonus Plan, and serve as a guide in the implementation and administration of the plan. Included are payout schedules, specific definitions and terminology, and basic plan governance.


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Airgas, Inc. Fiscal Year 2002 Executive Bonus Plan
--------------------------------------------------


PURPOSE OF THE PLAN
The purpose of the Airgas, Inc. Fiscal Year 2002 Executive Bonus
Plan (the "Plan") is to align Management's efforts with the strategic goals of the Company through competitive annual incentive opportunities. This plan will be effective from April
1, 2001 to March 31, 2002 (the "Plan Year").

ELIGIBILITY
Participation in the plan is determined by the function manager
(e.g., CFO, CIO, Senior Vice President, Legal, and Corporate
Development).

TARGET AWARDS
Participants in the Executive Bonus Plan will be eligible for an annual cash incentive award (the "Award") based on the achievement of predetermined goals. An annual incentive or bonus target is generally determined based on the participant's position in the organization, and can vary according to the judgement of the Executive Committee.

PERFORMANCE MEASUREMENT
Final Award payments are determined by adjusting the target award upward or downward based on achievement relative to a variety of performance measures, including: corporate financial goals, individual accountabilities, the Project One initiative, and operating company metrics (where appropriate). Depending upon an individual's position and responsibilities, these various performance measures, assessed based on different weightings, will determine the Award. Participants at the corporate level will not be measured on the financial performance of any operating company.

CORPORATE PERFORMANCE
Assessment of corporate performance is based on achievement relative to Airgas Consolidated Financials for the Plan Year. For upcoming Plan Year, the only consolidated financial measure will be Earnings Per Share (EPS), which was chosen by the Executive Committee so that all employees' efforts are focused on a measurement that has a significant impact on the Airgas, Inc. stock price. Performance against this measure will be determined based on achievement relative to predetermined targets for the Plan Year, as set forth by the Executive Committee. Earnings per share, for the purposes of the Plan, is defined below:

               Net Profit (After Bonus Accruals) After Taxes
           (Excludes Any Large, Non-Recurring, One-Time Charges
               at the Discretion of the Executive Committee)
   EPS =   -----------------------------------------------------
             Weighted Average Shares Outstanding During the year

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INDIVIDUAL ACCOUNTABILITIES
Individual performance is measured based on achievement relative to at least one "line-of-sight" goal in the Plan Year. Prior to each Plan Year, each participant will meet with his/her manager to develop a set of key objectives that are important to the participant's personal development needs, as well as the goals that support the company's strategic initiatives. All accountabilities should be clearly measurable and represent "stretch" goals that are attainable yet challenging. No more than five key individual objectives will be established, and no single individual objective will have a weighting of less than 20% of the total for individual accountabilities. The maximum achievement percentage for any single accountability or group of accountabilities is 100%.

PROJECT ONE INITIATIVE
Performance relative to the Project One initiative will be measured based on an individual's achievement relative to specific Project One objectives that are relevant to that individual.

Project One, representing "the way forward to success", includes short- and long-term programs designed to support the implementation of a series of key strategic initiatives in support of management's vision of "One Airgas". These initiatives are to:

o    Increase market penetration;
o    Migrate customers to the appropriate channels to meet their needs;
o    Improve supply chain efficiencies;
o    Redesign key business processes; and
o    Focus on people.

Prior to each Plan Year, each participant will meet with his/her manager to develop a specific set of objectives that are relevant to the individual's responsibilities, and related to the Project One initiative. The maximum achievement percentage for any single Project One goal or group of goals is 100%.

OPERATING COMPANY METRICS
Assessment of operating company performance is based on achievement relative to financial performance goals set for the operating company in which the individual works. For the upcoming
Plan Year, financial performance at the operating company level will be based on three measures:

o    Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA);
o    Sales; and
o    Working Capital (accounts receivable and hardgoods inventory only:
     target equals days sales outstanding plus hardgoods days supply).

These three measures will be used to assess performance at all operating companies, with the following weights:

     EBITDA          Sales        Working Capital
     ------          -----        ---------------
      33.3%          33.3%             33.3%

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Performance against these measures will be determined based on achievement relative to predetermined targets for the Plan Year, as set forth by the Executive Committee.

WEIGHTING OF PERFORMANCE GOALS

Project One Executive Steering Committee:

At the discretion of their immediate supervisors, Award payments for members of the Project One Executive Steering Committee will be awarded based on the relative achievement of these goals carrying the following weights:

      EPS         Project One
      ---         -----------
      65%             35%

Corporate Employees:

For corporate employees, Award payments will be awarded based on the relative achievement of these goals carrying the following weights:

                 Individual
      EPS      Accountabilities      Project One
      ---      ----------------      -----------
      65%            25%                 10%

Operating Company Presidents:

For operating company presidents, Award payments will be awarded based on the relative achievement of these goals carrying the following weights:

               Operating
                Company
      EPS       Metrics       Project One
      ---      ---------      -----------
      25%         50%             25%

Operating Company Management:

For operating company management, Award payments will be awarded based on the relative achievement of these goals carrying the following weights:

               Operating
                Company          Individual
      EPS       Metrics       Accountabilities      Project One
      ---      ---------      ----------------      -----------
      25%         50%               15%                 10%

Project One Team Members:

For full-time members of the Project One team, Award payments will be awarded based on the relative achievement of these goals carrying the following weights:

      EPS      Project One
      ---      -----------
      30%          70%

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DETERMINING INCENTIVE PAYOUTS
Achievement relative to these specific goals determines the extent to which a participant receives an Award. For quantitative goals, such as corporate and operating company financial measures, performance is assessed relative to threshold, target, and maximum levels. Prior to the Plan Year, the Executive
Committee will approve tables that identify corresponding incentive payout levels related to threshold, target, and maximum performance levels for quantitative goals. Levels of performance between these levels will be interpolated. See the performance tables below.

For individual accountabilities and Project One goals, a maximum achievement percentage for any single goal or group of goals is 100%, and anything short of full achievement of such goals will be given an achievement percentage between 0% and 100%. Prior to the Plan Year, the participant and his or her manager will agree on the performance framework.

PAY FOR PERFORMANCE RELATIONSHIP
The following graphs indicate the relationship between the achievement of a particular financial goal and the payout for that goal associated with that level of achievement. The weighting of these financial goals in determining an overall incentive payout depends on the participant's position and level of responsibility.


          EPS                           SALES
Achievement   Payout%         Achievement    Payout%
---------------------         ---------------------
     $0.50      20%                97%         25%
     $0.51      36%                98%         50%
     $0.52      52%                99%         75%
     $0.53      68%               100%        100%
     $0.54      84%               101%        110%
     $0.55     100%               102%        120%
     $0.56     115%               103%        130%
     $0.57     130%               104%        140%
     $0.58     145%               105%        150%
     $0.59     155%
     $0.60     160%


   WORKING CAPITAL                     EBITDA
Achievement   Payout%         Achievement    Payout%
---------------------         ----------------------
     103%       25%                90%         25%
     102%       50%                91%         30%
     101%       75%                92%         35%
     100%       100%               93%         40%
      99%       110%               94%         45%
      98%       120%               95%         50%
      97%       130%               96%         60%
      96%       140%               97%         70%
      95%       150%               98%         80%
      94%       160%               99%         90%
      93%       170%              100%        100%
      92%       180%              101%        110%
      91%       190%              102%        125%
      90%       200%              103%        140%
                                  104%        155%
                                  105%        170%
                                  106%        185%
                                  107%        200%


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FUNDING
The Plan will be self-funding, as corporate profitability targets will be established net of target Award payments under the Plan.
Therefore, achievement of corporate profitability targets will ensure that the Plan has funded itself.

EXECUTIVE BONUS PLAN PAYMENT
At the end of the Plan Year, after all financial results have been finalized, including corporate and operating performance, the actual award payment will be determined. The Award will be paid in cash no later than 75 days following the end of the fiscal year.

ADMINISTRATION OF THE PLAN
The Executive Committee of Airgas, Inc. shall have full power to administer and interpret the Plan and, in its sole discretion, may establish or amend rules of general application for the administration of the plan. The Executive Committee may amend or terminate the Plan at any time.

PARTIAL YEAR ELIGIBILITIY
Employees who are eligible for the Plan for a portion of the year will receive a prorated Award based on the base salary earned while they are eligible for the Plan.

o    New hires

        - New employees will immediately be eligible for the Plan.

        - Base salary will be accumulated from the date of hire to the end of the Plan Year, unless eligibility ceases prior to that date.

o Transfers-For employees who transfer from one job or employee status to another, eligibility will depend on their award eligibility before and after transferring.

        - If an employee transfers from a position that is not bonus eligible to a position that is eligible for an Award under the Plan, the annual incentive award will be prorated based on the time in the bonus eligible position. All calculations are done using year-end financial data.

        - If an employee transfers from a position that is eligible for an Award under the Plan to a position that is not bonus eligible, the annual incentive award will be prorated based on the length of time in the bonus eligible position. All calculations are done using year-end financial data.

        - If an employee transfers from one position that is eligible for an Award under the plan to another position that is eligible for an award under the plan, participation in the Plan will continue uninterrupted. However, if the transfer involves a move that will change the weightings used to determine an individual's annual incentive award, the bonus calculation will be based on the pro-rated time spent in each position. All calculations will be done using year-end data. Accountabilities must be separately established and assessed for each position separately.

o    Promotions

        - If an employee is promoted during the fiscal year, new accountabilities must be established to reflect the new position.

o    Terminations

        - Employees who are not employed by Airgas, Inc. on the date the annual incentive award is paid will receive no payment, unless it is contractually stated in a separation agreement and except for the following circumstances.

            - Employees who retire or die during the plan year will be eligible for a prorated annual incentive award. The annual incentive award will be calculated from the date when they become eligible, normally the beginning of the Plan Year to the date of retirement or death.

o    Leave of absence

        - If an employee is on a leave of absence at the end of the fiscal year, he or she will be eligible for an Award provided that he or she returns to work as an active employee. Any Award paid will be prorated based upon the length of time the employee was actively working during the fiscal year. The calculation will be made using year-end financial data. The Award payment will be made in the next regularly scheduled payroll cycle at the end of the associate's first month of employment following his or her return from leave of absence.

        - If an employee is on a leave of absence during the fiscal year, and returns during the year, he or she will be eligible for an Award. Any Award paid will be prorated based upon the length of time an associate was actively working during the fiscal year. The calculation will be made using year-end financial data.
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TAX CONSIDERATIONS AND WITHHOLDING
Participants will be required to report taxable income in the year the award is received. The company will withhold taxes in the appropriate amount on all payouts.

BANKRUPTCY
In the event Airgas, Inc. declares bankruptcy, the Executive
Committee, at its discretion, may immediately discontinue the Plan. In the event that the Plan is discontinued, all participants will forfeit the right to any payments under the Plan.

FUTURE EMPLOYMENT
Payment of an annual incentive award under this plan does not imply contractual agreement to extend or continue employment of an employee beyond receipt of the annual incentive award.